Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of February 1, 2007 (the “Effective Date”), by and between TRIUS THERAPEUTICS, INC. (the “Company”), and JEFFREY STEIN (the “Executive”). The Company and the Executive may be hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

A. The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Employment At Will. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The Executive’s employment with the Company shall be at will. Either the Executive or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice.

1.2 Termination of Consulting Agreement. The Parties agree that the Consulting Agreement between the Executive and the Company, dated June 1, 2005 (the “Consulting Agreement”), shall terminate immediately upon the Effective Date of this Agreement and shall have no further force or effect. In exchange for the consideration to be paid to the Executive under this Agreement, which he is not otherwise entitled to receive, the Executive hereby waives the right to any compensation or benefits he may have been entitled to under the Consulting Agreement, including but not limited to bonuses and consulting fees (other than payment by the Company of $62,500 in accrued fees to the Executive pursuant to the Consulting Agreement).

1.3 Title. The Executive shall have the title of “President and Chief Executive Officer” and may also serve in such other capacity or capacities as the Company’s Board of Directors (the “Board”) may from time to time prescribe. The Executive shall report to the Board.

1.4 Duties. The Executive shall do and perform all services, acts and things reasonably necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of President and Chief Executive Officer, as well as any other services, acts and things as may be reasonably required from time to time by the Board.

1.5 Location. Unless the Parties otherwise agree in writing, the Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or, with the Parties’ consent, at any other place where the Company maintains an office, provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

1.6 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement along with the policies and practices established by the Company and the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2 Covenant not to Compete. Subject to Section 2.4, except with the prior written consent of the Board, which consent shall not be unreasonably conditioned, delayed or withheld, the Executive will not, during his employment with the Company engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing or marketing of products or services that are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Agreement not to Participate in Company’s Competitors. Subject to Section 2.4, during his employment with the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.

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Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

2.4 Permitted Activities. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Executive from: (i) continuing in his role as a venture partner with Sofinnova Ventures, Inc. (together with its Affiliates, “Sofinnova”) and, to that end and without limitation, evaluating potential investments for Sofinnova, serving on the board of directors of up to two (2) portfolio companies of Sofinnova (in addition to the Company) and participating in such other activities as required by Sofinnova of its venture partners, or (ii) completing the Executive’s existing consulting engagement with Cadence Pharmaceuticals, Inc.

3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary of two hundred seventy-five thousand dollars ($275,000) per year, less any required withholdings and deductions, payable in regular periodic payments in accordance with Company policy (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Discretionary Bonus. In addition to the Executive’s Base Salary, the Executive shall also be eligible to receive an annual discretionary bonus. Whether the Executive shall receive a bonus in any given year and the amount of any such bonus shall be determined in the sole and absolute discretion of the Board.

3.3 Stock Options. Subject to approval of the Board and the terms of the Company’s Amended and Restated 2006 Equity Incentive Plan, as may be amended from time to time (the “Plan”), the Executive will be granted a stock option under the Plan to purchase 2,205,000 shares of the Company’s Common Stock (the “Option”). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of a share of common stock on the grant date, which will be the later of the date the Executive commences employment with the Company or the date that the Board approves the Option. Subject to the provisions of Section 4 below, the Option will be subject to vesting in thirty-six (36) equal and consecutive monthly installments starting from the date the Executive commences employment with the Company and for so long as the Executive continues to be employed by the Company such that the Executive shall be vested in full in the Option following three (3) full years of employment with the Company.

3.4 Changes to Compensation. The Executive’s compensation may be changed from time to time in the Company’s discretion; provided, however, that the Executive’s compensation may not be decreased in any way without the Executive’s prior written consent.

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3.5 Employment Taxes. All of the Executive’s compensation shall be subject to withholding taxes and any other employment taxes as required by applicable law.

3.6 Health Benefits. The Company shall provide the Executive with health insurance coverage consistent with such coverage as is generally provided to similarly situated employees of the Company.

3.7 Expense Reimbursements. The Executive shall be entitled to be reimbursed for all reasonable business expenses incurred in connection with carrying on the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies.

4.	TERMINATION.

4.1 Termination for Cause or Termination by the Executive. If the Executive’s employment is terminated by the Company for Cause (as defined below), or if the Executive voluntarily terminates employment hereunder, the Company shall pay the Executive all Base Salary and accrued but unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Executive under this Agreement.

4.2 Termination Without Cause or Resignation for Good Reason. Except as provided in Section 4.3 below, if the Company terminates the Executive’s employment without Cause or if the Executive resigns for Good Reason (as defined below), the Company shall pay the Executive (i) all Base Salary and accrued but unused vacation benefits and (ii) a pro-rated portion of any bonus amount he has earned, in each case through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon the Executive furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall receive: (i) continuation of his Base Salary then in effect, less standard deductions and withholdings, for a period of six (6) months following the termination date; (ii) in the event the Executive timely elects continued group health coverage under COBRA, payment by the Company of the premiums associated with such continuation coverage for the Executive and his or her eligible dependents, or coverage under any self-funded plan, for a period of six (6) months following the termination date, or until Executive is enrolled in the group health insurance plan of another employer, whichever occurs first; and (iii) immediate accelerated vesting of the Option with respect to that number of shares as if Executive had continued in employment with the Company for a period of six (6) months following the termination date as of Executive’s actual termination date, in accordance with the Option’s vesting schedule as set forth in the Notice of Grant of Stock Option form or Stock Option Agreement, as applicable. Any applicable group health continuation coverage paid or provided for by the Company shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Executive.

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4.3 Termination Without Cause or Resignation for Good Reason Following a Change of Control. Notwithstanding Section 4.2 above, if the Company (or its successor) terminates the Executive’s employment without Cause or the Executive resigns for Good Reason within twelve (12) months following the effective date of a Change of Control of the Company (as defined below), upon the Executive furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall receive: (i) continuation of his Base Salary then in effect, less standard deductions and withholdings, for a period of twelve (12) months following the termination date; (ii) in the event the Executive timely elects continued group health coverage under COBRA, payment by the Company of the premiums associated with such continuation coverage for the Executive and his or her eligible dependents, or coverage under any self-funded plan, for a period of twelve (12) months following the termination date, or until Executive is enrolled in the group health insurance plan of another employer, whichever occurs first; and (iii) full accelerated vesting of the Option on the termination date. Any applicable group health continuation coverage paid or provided for by the Company shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Executive.

4.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.4.1 Cause. “Cause” for the Company to terminate the Executive’s employment hereunder shall mean a reasonable and good faith determination by the Board or any committee thereof that any of the following events has occurred or exists:

(a) the Executive’s repeated failure satisfactorily to perform the Executive’s job duties as set forth by the Board; provided that the Executive is provided written notice of such failure and provided a reasonable period to cure such failure by the Company;

(b) the Executive’s commission of an act that materially injures the business of the Company;

(c) the Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; or

(d) the Executive’s material violation of any provisions of Section 2 or Section 5 hereof and/or the Executive’s Proprietary Information and Inventions Agreement with the Company.

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4.4.2 Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning ascribed to it in the Plan, as exists today and may be amended from time to time.

4.4.3 Good Reason. For the purposes of this Agreement, the Executive shall be deemed to have resigned for “Good Reason” if he voluntarily resigns immediately following:

(a) a reduction in Executive’s base salary by more than fifteen percent (15%) (unrelated to an officer-wide reduction in salary); or

(b) a relocation of Executive’s place of employment by more than fifty (50) miles;

provided and only if such reduction or relocation is effected by the Company without the Executive’s written consent.

4.5 Survival of Certain Provisions. Sections 2.2, 2.4, 4, 5, 15, and 17 shall survive the termination of this Agreement.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1 As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

5.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.	CHOICE OF LAW.

This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

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8.	INTEGRATION.

This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes any prior or contemporaneous oral or written employment agreements or arrangements between the Parties, including the Consulting Agreement. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

9.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a member of the Board other than the Executive.

10.	WAIVER.

No term, covenant, or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the Parties’ intentions with respect to the invalid or unenforceable term or provision.

12.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with the Executive’s own independent counsel with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised, or have had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and

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performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that he is eligible to work in the U.S., and has provided documentation of such to the Company as required by law.

14.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.	ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those that would be required if the dispute were decided in a court of law, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by court action instead of arbitration.

16.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its Affiliates any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17.	ADVERTISING WAIVER.

Subject to the Executive’s prior approval, which approval shall not be unreasonably conditioned, delayed or withheld, the Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or

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its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TRIUS THERAPEUTICS, INC.

By:	/s/ David S. Kabakoff

Dated:	4/10/07

EXECUTIVE

/s/ Jeffrey Stein
Jeffrey Stein

Dated:	4/5/07

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated 2-1-07, to which this form is attached, I, JEFFREY STEIN, hereby furnish TRIUS THERAPEUTICS, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). The foregoing shall not affect in any way my right to receive any severance or other benefits pursuant to and in accordance with the terms of Section 4 of the Employment Agreement in exchange for this Release and Waiver.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so);

and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
JEFFREY STEIN

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EXHIBIT B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

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